Indigo Natural Resources LLC
Unaudited Condensed Consolidated Financial Statements
June 30, 2021 and 2020

Indigo Natural Resources LLC Index to Consolidated Financial Statements June 30, 2021 and 2020

Page
Condensed Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	1
Consolidated Statements of Operations for the six months ended June 30, 2021	2
and 2020
Consolidated Statements of Members’ Common Equity for the six months ended	3
June 30, 2021 and 2020
Consolidated Statements of Cash Flows for the six months ended June 30, 2021	4
and 2020
Notes to Condensed Consolidated Financial Statements	5

Indigo Natural Resources LLC Consolidated Balance Sheets (Unaudited)

(in thousands, except unit amounts)	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$75,645	$85,162
Accounts receivable–trade, net of allowance for doubtful accounts of $349 and $1,524	138,755	141,405
Prepaid costs and other current assets	2,995	2,471
Derivative instruments	79	24,434
Total current assets	217,474	253,472
Property and equipment, net of accumulated depreciation, depletion, amortization and impairment of $1,256,053 and $1,657,849	1,984,592	2,731,443
Investment in midstream joint venture	—	15,465
Debt issuance costs and other noncurrent assets, net	5,760	6,650
Derivative instruments	126	29,968
Total noncurrent assets	1,990,478	2,783,526
Total assets	$2,207,952	$3,036,998
Liabilities and members’ equity
Current liabilities
Accounts payable–trade	$14,958	$6,011
Royalties payable	82,518	96,462
Accrued capital expenditures	71,920	48,997
Accrued gathering and transportation expense	25,864	24,384
Accrued lease operating expense	8,291	7,672
Accrued interest expense	16,223	17,510
Other accrued liabilities	87,563	55,674
Accrued liabilities–related parties	120	941
Derivative instruments	192,799	8,885
Total current liabilities	500,256	266,536
Long-term debt	724,389	779,414
Asset retirement obligation	13,023	47,461
Other noncurrent liabilities	9,513	26,460
Derivative instruments	64,195	9,010
Total noncurrent liabilities	811,120	862,345
Total liabilities	1,311,376	1,128,881
Commitments and contingencies
Members’ common equity, 13.9 million Class A units and 0.9 million Class B units issued and outstanding	896,576	1,908,117
Total liabilities and members’ common equity	$2,207,952	$3,036,998

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Operations (Unaudited)

	Six Months Ended June 30,
(in thousands)	2021	2020
Revenue and other operating income
Natural gas, NGL and oil revenue	$468,954	$306,479
(Loss) gain on derivative instruments	(305,206)	86,581
Other	76,016	5,496
Total revenue and other operating income	239,764	398,556
Operating expenses
Lease operating expense	39,874	54,852
Gathering and transportation expense	117,835	91,550
Severance taxes, net of refunds received	6,277	9,282
Other operating costs, net	71,794	3,014
Exploration costs	346	386
Depreciation, depletion and amortization	223,069	229,289
Impairment	25,672	3,976
General and administrative expense	28,181	26,015
Loss (gain) on sale of assets	622,822	(15)
Total operating expenses	1,135,870	418,349
Operating (loss) income	(896,106)	(19,793)
Other income (expense)
Interest and other financing expense	(18,638)	(17,945)
Loss from equity method investment in midstream joint venture	(7,976)	(6,848)
(Loss) gain on extinguishment of debt	(33,886)	1,906
Other, net	477	66
Total other expense	(60,023)	(22,821)
Pretax (loss) income	(956,129)	(42,614)
State income tax (expense) benefit	(26)	181
Net (loss) income	(956,155)	(42,433)
Preferred dividends	—	(10,964)
Accretion of discount on preferred equity	—	(2,770)
Preferred tax distribution	—	(4,180)
Net (loss) income attributable to members’ common equity	$(956,155)	$(60,347)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Members’ Common Equity (Unaudited)

(in thousands)	2021	2020
Beginning balance at January 1	$1,908,117	$2,218,750
Indigo equity-based compensation expense	4,614	5,064
M5 Midstream LLC incentive unit distributions to Indigo employees	—	687
Distributions	(60,000)	(270,764)
Net (loss) income attributable to members’ common equity	(956,155)	(60,347)
Balance at June 30	$896,576	$1,893,390

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net (loss) income	$(956,155)	$(42,433)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity-based compensation expense	4,614	5,751
Depreciation, depletion and amortization	223,069	229,289
Impairment	25,672	3,976
Loss (gain) on sale of assets	622,822	(15)
Amortization of debt issuance costs	1,814	1,975
Loss (gain) on extinguishment of debt	33,886	(1,906)
Loss from equity method investment in midstream joint venture	7,976	6,848
Non-cash changes in derivative fair values	297,460	53,525
Other, net	(1,036)	(525)
Changes in assets and liabilities
Accounts receivable–trade, net	1,317	28,926
Prepaid costs and other current assets	(524)	690
Accounts payable–trade	8,947	(7,160)
Accrued and other liabilities	11,351	(1,530)
Net cash provided by operating activities	281,213	277,411
Cash flows from investing activities
Acquisitions	(518)	(292)
Capital expenditures	(269,297)	(308,542)
Distributions from midstream joint venture	15,465	—
Adjustment to M5 Louisiana sale proceeds	(25,376)	—
Proceeds from sales of assets	113,599	3,034
Other investing activities	487	43
Net cash used in investing activities	(165,640)	(305,757)
Cash flows from financing activities
Proceeds from issuance of debt	700,000	175,000
Debt issuance costs	(11,262)	(123)
Repayment of debt	(754,965)	(3,034)
Make-whole premium on extinguishment of debt	(23,515)	—
Preferred dividends	—	(5,178)
Preferred tax distribution	—	(4,180)
Member distributions	(35,000)	(270,764)
Payment of capital lease obligations	(348)	(318)
Net cash used in financing activities	(125,090)	(108,597)
Net decrease in cash and cash equivalents	(9,517)	(136,943)
Cash and cash equivalents
Beginning of period	85,162	186,799
End of period	$75,645	$49,856
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$14,045	$17,171
Non-cash investing and financing activities
Change in accrued capital expenditures	$22,923	$(31,470)
Change in accrued interest capitalized	$(4,011)	$1,506
Asset retirement cost capitalized, net	$1,429	$932
Accrued common equity distributions	$25,000	$—
Capital leases	$—	$122
Dividends accrued to the preference accrual	$—	$5,743
Accretion of discount on preferred equity	$—	$2,770

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
1.    Basis of Presentation
These condensed consolidated financial statements include the accounts of Indigo Natural Resources LLC’s (“Indigo” or the “Company”) majority-owned, controlled subsidiaries and are unaudited; however, they reflect all adjustments necessary for a fair statement of the results for the periods reported. All such adjustments are of a normal recurring nature unless disclosed otherwise. These condensed consolidated financial statements, including notes, have been prepared in conformity with accounting principles generally accepted in the United States of America and do not include all of the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements.

These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for 2020 and 2019. Other operating income and other operating costs, net for the six months ended June 30, 2020 were overstated by $5.2 million in the Company’s previously-issued Consolidated Statement of Operations for that period, related to the presentation of third-party natural gas sales and purchases. The accompanying Consolidated Statement of Operations for the six months ended June 30, 2020 has been revised to correct this error, which had no effect on net loss and was not material to the previously issued financial statements. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year.

2.    Accounting Standards

Not Yet Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that changes the impairment model for financial assets, including trade receivables and certain other instruments. The update replaces the current “incurred loss” model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2019, the update’s effective date for Indigo was deferred to 2023, and the update must be adopted using a modified-retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. Early adoption is permitted. The Company is evaluating the provisions of this update, but based on its preliminary analysis, does not expect adoption to have a material impact on its results of operations, financial position and cash flows.

In February 2016, the FASB issued an amendment to the accounting standards for leases which requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet for substantially all leases, though not mineral leases. For operating leases, a lessee must recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and reflect cash payments as operating activities, except when the lease cost is capitalized as a development cost, in which case cash payments are reflected as investing activities. For finance leases, a lessee must recognize interest on the lease liability separately from amortization of the right-of-use asset and reflect repayments of the principal portion of the lease liability as financing activities and payments of interest as operating activities. Disclosure of key information about leasing arrangements is also required. In June 2020, the amendment’s effective date for Indigo was deferred to 2022 and early adoption is permitted. At adoption, entities are allowed the option to recognize and measure leases at the beginning of the earliest period presented using a modified-retrospective approach or to recognize the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The Company is evaluating the provisions of this amendment and assessing the impact it will have on its results of operations, financial position and cash flows.

Recently Adopted
In August 2018, the FASB issued amendments to the disclosure requirements regarding fair value measurements that (i) eliminate certain disclosure requirements, including those related to transfers

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
between Level 1 and Level 2 of the fair value hierarchy, (ii) modify certain other disclosure requirements and (iii) add disclosure requirements, including expanded disclosures regarding significant unobservable inputs used to develop Level 3 fair value measurements. On January 1, 2020, the Company adopted the amendments to the disclosure requirements regarding fair value measurements and adoption did not have a material impact on the Company’s fair value disclosures.

3.    Pending Merger with Southwestern Energy Company
In June 2021, the Company entered into a definitive merger agreement with Southwestern Energy Company (“SWN”) under which SWN will acquire Indigo for $400.0 million of cash, approximately 339 million shares of SWN common stock and SWN’s assumption of the Company’s 2029 Notes, subject to closing adjustments (the “Merger”). The transaction is expected to close in the second half of 2021, subject to customary closing conditions including SWN shareholder approval.

4.    Conventional Cotton Valley Assets Divestiture
In April 2021, Indigo entered into a purchase and sale agreement for the divestiture of substantially all of the Company’s interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets located in North Louisiana. Under the terms of the agreement, the sale price for these non-core assets was $135.0 million in cash, before customary closing adjustments. The assets and associated liabilities were classified as held for sale as of March 31, 2021 and the divestiture closed in May 2021. The Company received cash proceeds of $113.1 million at closing, net of costs to sell, which are subject to customary post-closing adjustments to be finalized in the third quarter of 2021, resulting in a $623.3 million loss reflected as loss (gain) on sale of assets in the Consolidated Statement of Operations for the six months ended June 30, 2021. A portion of the cash proceeds received at closing was used to repay $90.0 million of borrowings outstanding under the Company’s Amended and Restated Revolving Credit Facility (the “Revolver”).

The pretax loss of the conventional Cotton Valley assets was $0.2 million and $31.4 million for the six months ended June 30, 2021 and 2020, respectively.

5.    Operating Revenue
Disaggregation of Natural Gas, NGL and Oil Revenue
Natural gas, NGL and oil revenue from contracts with customers disaggregated by product type consisted of the following for the six months ended June 30, , 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Natural gas, NGL and oil revenue:
Natural gas	$457,805	$297,042
NGLs	8,031	6,311
Oil	3,118	3,126
Total natural gas, NGL and oil revenue from contracts with customers	$468,954	$306,479

Receivables from Contracts with Customers
At June 30, 2021 and December 31, 2020, accounts receivable—trade included $129.4 million and $132.0 million, respectively, of receivables from contracts with customers related to natural gas, NGL and oil revenue and third-party natural gas sales.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Remaining Performance Obligations
Indigo has executed forward natural gas sales contracts to lock in markets and fix basis differentials for a portion of its future natural gas production. In these cases, the Company has utilized the optional exemption which allows the Company to exclude the disclosure of the transaction price related to unsatisfied performance obligations and expected timing of revenue recognition if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Because each unit of natural gas to be delivered under these contracts represents a separate performance obligation, future performance obligations are wholly unsatisfied.

This forward sales program provides a significant portion of the Company’s gross marketed natural gas with a diverse mix of outlets, transportation and end-user markets. As of June 30, 2021, the Company has entered into contracts with purchasers with investment grade credit ratings or adequate credit support for the following gross volumes in the years indicated: 1,445 billion British thermal units of natural gas per day (“BBtu/d”) in the remainder of 2021, 1,287 BBtu/d in 2022, 1,116 BBtu/d in 2023, 950 BBtu/d in 2024 and 486 BBtu/d in 2025 through 2030. Portions of the sales proceeds from these gross deliveries will be recorded in the Consolidated Statement of Operations for the applicable periods as (i) natural gas, NGL and oil revenue, reflecting Indigo’s net revenue interest share of the sales of its natural gas production, and (ii) other operating income, reflecting third-party natural gas sales.

Other Operating Income
Other operating income for the six months ended June 30, 2021 and 2020 included $70.0 million and $3.0 million, respectively, of third-party natural gas sales to facilitate management of the Company’s forward sales contracts and transportation agreements. Other operating income for the six months ended June 30, 2021 and 2020 also included immaterial amounts for (i) service fees charged to joint interest partners for the use of company-owned field assets on wells Indigo operates, (ii) adjustments to the liability for gas imbalances as a result of natural gas price and proved reserve changes and (iii) various other items.

6.    Property and Equipment
Property and equipment consisted of the following at June 30, 2021 and December 31, 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Proved properties	$2,988,185	$3,953,225
Unproved leasehold acquisition costs	104,021	282,597
Costs of wells in progress	133,538	137,492
Other property and equipment	14,901	15,978
Less: Accumulated depreciation, depletion, amortization and impairment	(1,256,053)	(1,657,849)
Property and equipment, net	$1,984,592	$2,731,443

The Company had no suspended exploration wells pending evaluation at June 30, 2021 or December 31, 2020.

During the six months ended June 30, 2021 and 2020, the Company recorded $25.7 million and $4.0 million, respectively, for impairment of unproved properties that will not become productive. The impairment charge during the six months ended June 30, 2021 primarily reflects changes to the Company’s development plans as a result of the divestiture of the conventional Cotton Valley assets discussed in Note 4.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
7.    Incremental Minimum Volume Commitments Associated with M5 Louisiana Sale
The Company has determined it is probable that deficiency fees will be incurred in 2021 under the letter agreement entered into in conjunction with M5 Louisiana Holdings, LLC’s (the “Midstream JV”) sale of its wholly-owned subsidiaries (collectively, “M5 Louisiana”) in 2019, that provided for incremental minimum volume commitments on the gathering system sold as part of M5 Louisiana. As of June 30, 2021, such deficiency fees were estimated to be $32.0 million for the full year, and therefore $16.0 million is recorded as other accrued liabilities, reflecting the Company’s estimated obligation to the buyer of M5 Louisiana incurred through the first six months of 2021. The $8.0 million loss from equity method investment in midstream joint venture for the six months ended June 30, 2021 reflects Indigo’s portion of this downward adjustment to the M5 Louisiana sale proceeds, net to its 50% equity interest in the Midstream JV. As of June 30, 2021, the remaining $16.8 million deferred credit for the M5 Midstream LLC (“M5”) deficiency fee settlement paid to Indigo in 2020 is reflected as other current liabilities of $8.0 million, for M5’s share of the estimated deficiency fees not yet accrued for the remainder of 2021 that will be due in 2022, and other noncurrent liabilities of $8.8 million, for the settlement to be applied to deficiency fees that may be incurred in the future.

For the six months ended June 30, 2020, loss from equity method investment in midstream joint venture included Indigo’s $6.3 million share of the downward adjustment to the M5 Louisiana sale proceeds incurred through the first six months of 2020, based on the deficiency fees estimated for the full year 2020 at that date.

8.    Long-Term Debt
Long-term debt was comprised of the following at June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
2029 Notes	$700,000	$—
2026 Notes	—	644,965
Revolver	35,000	145,000
Total principal outstanding	735,000	789,965
Unamortized debt issuance costs	(10,611)	(10,551)
Long-term debt	$724,389	$779,414

2029 Senior Unsecured Notes
Issuance
In February 2021, the Company issued $700.0 million of Senior Unsecured Notes due 2029 (the “2029 Notes”). The 2029 Notes bear interest at an annual rate of 5.375% and such interest is payable on February 1 and August 1 of each year. The 2029 Notes will mature on February 1, 2029.

A portion of the proceeds from the issuance of the 2029 Notes was used to redeem the Senior Unsecured Notes due 2026 (the “2026 Notes”) discussed below. In addition, the Company repaid $20.0 million of borrowings outstanding under the Revolver. A waiver was received from the lenders under the Revolver and therefore the issuance of the 2029 Notes did not impact the Revolver’s borrowing base.

Terms
At any time prior to February 1, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest to the redemption date, if at least 60% of the aggregate principal amount of the 2029 Notes remains outstanding after the redemption and the

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
redemption occurs within 180 days of the closing of such equity offering. In addition, at any time prior to February 1, 2024, the Company may redeem some or all of the 2029 Notes at a price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium equal to the excess, if any, of (a) the present value at the time of redemption of (i) the redemption price of such notes on February 1, 2024 plus (ii) all required interest payments on such notes through February 1, 2024, computed using a discount rate equal to a reference treasury rate at such time plus 50 basis points over (b) the principal amount of the notes redeemed, and any accrued and unpaid interest to the redemption date. On and after February 1, 2024, the Company may redeem the 2029 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2029 Notes, plus any accrued and unpaid interest to the redemption date. If the Company experiences certain kinds of changes of control accompanied by a ratings decline, holders of the 2029 Notes may have the right to require the Company to repurchase their notes for cash at 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of purchase.

The indenture governing the 2029 Notes restricts the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional debt; (ii) pay distributions on, or repurchase, equity interests or subordinated indebtedness; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications.

The 2029 Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s other senior indebtedness and senior to any of its subordinated indebtedness. The 2029 Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of Indigo’s restricted subsidiaries that guarantee its indebtedness. The 2029 Notes are effectively subordinated to all of the Company’s secured indebtedness (including all borrowings and other obligations under the Revolver) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of any future subsidiaries or joint ventures which constitute subsidiaries that do not guarantee the 2029 Notes.

2026 Senior Unsecured Notes
2021 Redemption
In February 2021, in conjunction with the issuance of the 2029 Notes discussed above, the Company used a portion of the proceeds from the 2029 Notes to redeem the entire $645.0 million principal amount of the 2026 Notes for $689.2 million, including a make-whole premium and accrued and unpaid interest, resulting in a $33.9 million loss on extinguishment of debt, which is reflected in the Consolidated Statement of Operations for the six months ended June 30, 2021.

2020 Redemption
During the six months ended June 30, 2020, the Company repurchased certain 2026 Notes with a principal amount of $5.0 million in the open market at a discount. A $1.9 million gain on extinguishment of debt is reflected in the Consolidated Statement of Operations for that period, representing the excess of the carrying value over the amount paid for the repurchases.

Amendment to the Revolver
In May 2021, the Revolver was amended to decrease the borrowing base and elected commitment to $675.0 million based on the regularly-scheduled semi-annual redetermination, reflecting the divestiture of the conventional Cotton Valley assets discussed in Note 4.

9.    Asset Retirement Obligation
Activity related to the Company's asset retirement obligation for the six months ended June 30, 2021 was as follows (in thousands):

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30,
2021
Beginning balance at January 1	$47,862
Liabilities incurred through drilling	1,429
Liabilities incurred through acquisitions	79
Liabilities associated with assets sold	(37,044)
Current year accretion	1,452
Settlements	(400)
Carrying amount of ARO at June 30	13,378
Less: Asset retirement obligation–current	355
Asset retirement obligation	$13,023

10.    Derivative Instruments
Commodity Derivatives
The Company sells natural gas, NGLs and oil in the normal course of its business and utilizes derivative instruments to manage the variability in cash flows due to commodity price movements. The Company enters into derivative instruments to economically hedge a portion of its forecasted natural gas sales. The Company did not designate these contracts as hedges; therefore, the changes in fair value of these instruments are recorded in current earnings. Commodity derivatives are recorded on the Consolidated Balance Sheet at fair value. See Note 11 for fair value disclosures about commodity derivatives.

The following summarizes gains and losses on natural gas derivative instruments included in other operating income for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Unsettled (loss) gain	$(297,460)	$(53,525)
Settled gain	(7,746)	140,106
Total (loss) gain on natural gas derivatives	$(305,206)	$86,581

The following summarizes open positions at June 30, 2021, and represents, as of such date, derivatives in place through December 31, 2024:

	2021	2022	2023	2024
Fixed price swaps:
Volume (MMBtu)	118,286,746	219,187,980	143,075,000	56,630,000
Weighted average price per MMBtu	$2.74	$2.77	$2.65	$2.43
Collars:
Volume (MMBtu)	24,845,000	16,440,000
Sold calls (Weighted average price per MMBtu)	$2.87	$3.16
Purchased puts (Weighted average price per MMBtu)	$2.57	$2.68

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheet Presentation
The Company had the following outstanding derivative contracts recorded on the Consolidated Balance Sheets at June 30, 2021 and December 31, 2020, as indicated (in thousands):

		Fair Value
Hedged item	Balance Sheet Classification	June 30, 2021	December 31, 2020
Natural gas	Derivative instruments – current assets	$79	$24,434
Natural gas	Derivative instruments – noncurrent assets	126	29,968
Natural gas	Derivative instruments – current liabilities	(192,799)	(8,885)
Natural gas	Derivative instruments – noncurrent liabilities	(64,195)	(9,010)
	Total	$(256,789)	$36,507

11.    Fair Value Measurements
The fair value accounting standards do not prescribe which valuation technique should be used when measuring fair value and do not prioritize among the techniques. These standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that management has the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data. These are quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are corroborated by market data and may be used with internally-developed methodologies that result in management’s best estimate of fair value.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Fair Values – Recurring
The Company estimates the fair value of derivative instruments using various inputs including publicly available prices. Fixed price commodity swaps and commodity collars are classified as Level 2 because the inputs used to value the instruments were substantially observable for the term of the instruments.

The following tables summarize the valuation and classification of the Company’s financial instruments accounted for at fair value on a recurring basis at June 30, 2021 and December 31, 2020 (in thousands):

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2021	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$205	$—	$205

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(229,111)	—	(229,111)
Collars	—	(27,883)	—	(27,883)
	$—	$(256,789)	$—	$(256,789)

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$52,117	$—	$52,117
Collars	—	2,285	—	2,285

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(15,300)	—	(15,300)
Collars	—	(2,595)	—	(2,595)
	$—	$36,507	$—	$36,507

Fair Values – Financial Instruments
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to their short maturities.

Based on the variable rate applicable to the borrowings under the Revolver, the fair value of the facility approximates its carrying value at June 30, 2021 and December 31, 2020.

At June 30, 2021 and December 31, 2020, the fair value of the 2029 Notes and 2026 Notes, respectively, totaled $733.4 million and $663.7 million, respectively. The related aggregate carrying value was $689.4 million and $634.4 million, respectively, including unamortized debt issuance costs. The fair value of the 2029 Notes and 2026 Notes is measured based on quoted prices, which is classified as Level 1.

12.    Equity Distributions
2021
During the six months ended June 30, 2021, Indigo made distributions totaling $35.0 million to its common equity holders using cash on hand, which are reflected as a reduction of members’ common equity during the period.

In June 2021, Indigo’s board of directors approved distributions totaling $25.0 million to be made to the Company’s common equity holders prior to the closing of the Merger discussed in Note 3. This amount is reflected as other accrued liabilities in the Consolidated Balance Sheet as of June 30, 2021, and as a reduction of members’ common equity during the six months ended June 30, 2021.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
2020
There were tax implications related to the sale of M5 Louisiana. Indigo made tax distributions of $270.8 million and $4.2 million to its common and preferred unit holders, respectively, in January 2020. The distributions on the common units are reflected as a reduction of members’ common equity during the six months ended June 30, 2020. The distributions on preferred units are reflected as preferred tax distributions in the Statement of Operations for the six months ended June 30, 2020.

13.    Related Party Transactions
Transactions with Momentum
Certain of the Company’s members are also members of M5 and M6 Midstream LLC (collectively, “Momentum”). The Company and Momentum co-employ certain of the Company’s executive management and are parties to a shared services agreement under which employees of Momentum provide various services to the Company.

The Company incurred $0.7 million and $0.7 million, respectively, under these shared services arrangements and these costs are reflected as general and administrative expense in the Consolidated Statements of Operations for the six months ended June 30, 2021 and 2020.

At June 30, 2021 and December 31, 2020, accrued liabilities–related parties included an aggregate $0.1 million and $0.9 million, respectively, due to Momentum related to the co-employment and shared services agreement.

Other Related Party Transactions
During the six months ended June 30, 2021 and 2020 Indigo paid $5 thousand and $0.2 million to Martin Timberlands LLC, an affiliate of Martin Sustainable Resources, L.L.C., a member of the Company, for rights-of-way and related costs associated with certain drilling locations.

Beland Energy LLC, a member of the Company, and NRI Energy Partners LLC, whose sole member is also a member of the Company, hold royalty interests in certain of the Company’s operated wells and the Company makes royalty distributions on those interests monthly.

14.    Commitments and Contingencies
Legal and Regulatory Proceedings

C.L. Bryant, et. al. v. XTO Energy Inc., et. al., Cause No. 79549, in the 42nd Judicial District Court, DeSoto Parish, Louisiana
On June 12, 2018, a collection of 51 individuals and entities filed a lawsuit against fifteen oil and gas company defendants, including Indigo, in Louisiana state court claiming damages arising out of current and historical exploration and production activity on certain acreage located in DeSoto Parish, Louisiana. The plaintiffs, who claim to own the properties at issue, assert that Indigo’s actions and the actions of other current operators conducting exploration and production activity, combined with the improper plugging and abandoning of legacy wells by former operators, have caused environmental contamination to their properties. Among other things, the plaintiffs contend that the defendants’ conduct resulted in the migration of natural gas, along with oilfield contaminants, into the Carrizo-Wilcox aquifer system underlying certain portions of DeSoto Parish. The plaintiffs assert claims based in tort, breach of contract, and for violations of the Louisiana Civil and Mineral Codes, and they seek injunctive relief and monetary damages in an unspecified amount, including punitive damages.

On September 13, 2018, Indigo filed a variety of exceptions in response to the plaintiffs’ petition in this matter. Since the initial filing, supplemental petitions have been filed joining additional individuals and entities as plaintiffs in the matter. On September 29, 2020, plaintiffs filed their fourth supplemental and amending petition in response to the court’s order ruling that plaintiffs’ claims were improperly vague and

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
failed to identify with reasonable specificity the defendants’ allegedly wrongful conduct. Indigo and the majority of the other defendants filed several exceptions to plaintiffs’ fourth amended petition challenging the sufficiency of plaintiffs’ allegations and seeking dismissal of certain claims. On February 18, 2021, plaintiffs filed a fifth supplemental and amending petition, which seeks to augment the claims of select plaintiffs.

The presence of natural gas in a localized area of the Carrizo-Wilcox aquifer system in DeSoto Parish is currently the subject of a regulatory investigation by the Louisiana Office of Conservation (“Conservation”), and Indigo is cooperating and coordinating with Conservation in that investigation. The Conservation matter number is EMER18-003.

Indigo is vigorously defending itself in these legal and regulatory proceedings and does not believe they will have a material adverse effect on its business. However, Indigo cannot predict the outcome of these proceedings with certainty, and if Indigo is unsuccessful in these matters and any loss exceeds any available insurance it may have, this could have a material adverse effect on its results of operations.

Other
Indigo is party to various other litigation matters arising out of the normal course of its oil and gas business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability Indigo may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued. However, Indigo does not believe any such matters will have a material adverse effect on Indigo’s financial position, results of operations or cash flows.

Contractual Obligations
At June 30, 2021, there were no significant changes to the Company’s contractual obligations disclosed as of December 31, 2020. However, in connection with the divestiture of the conventional Cotton Valley assets discussed in Note 4, certain water services and gathering and transportation contracts were amended to allow volumes of produced water and natural gas delivered by the buyer of the Cotton Valley assets to be applied to our minimum volume commitments under those contracts. These amendments could potentially reduce the amounts we are ultimately required to pay under our contractual commitments by up to $4.6 million in the remainder of 2021, $9.1 million in 2022, $9.1 million in 2023, $9.2 million in 2024, 8.4 million in 2025 and $16.5 million thereafter.

15.    Subsequent Events
SWN Exchange Offer for the 2029 Notes
In August 2021, SWN commenced an offer to eligible holders to exchange any and all of Indigo’s outstanding 2029 Notes for (i) up to $700.0 million aggregate principal amount of new 5.375% Senior Notes due 2029 issued by SWN and guaranteed by certain of its subsidiaries and (ii) cash. In conjunction with the offer, SWN is soliciting consents to adopt certain proposed amendments to the indenture governing the 2029 Notes to eliminate substantially all of the restrictive covenants and events of default. The exchange offer and consent solicitation are subject to the consummation of the pending Merger discussed in Note 3.

Subsequent events were evaluated through August 9, 2021, the date the condensed consolidated financial statements were available to be issued.